Exhibit 99.2

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2024 and for the period August 9, 2024 to December 31, 2024

( With Independent Auditors’ Report Thereon)

KPMG LLP

Suite 4000

1735 Market Street

Philadelphia, PA 19103-7501

Independent Auditors’ Report

The Member

Lightning Power, LLC:

Opinion

We have audited the consolidated financial statements of Lightning Power, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2024, and the related consolidated statements of operations, member’s equity, and cash flows for the period from August 9, 2024 to December 31, 2024, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the period from August 9, 2024 to December 31, 2024, in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Philadelphia, Pennsylvania

May 5, 2025

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Consolidated Balance Sheet

December 31, 2024

(In thousands)

Assets
Current assets:
Restricted cash	$59,498
Accounts receivable	103,062
Accounts receivable - affiliate	1,253
Inventory	122,547
Prepaid expenses	28,161
Assets from risk management activities	424,369
Deposits	26,323
Other current assets	14,216
Total current assets	779,429

Property, plant, and equipment	6,855,838
Accumulated depreciation	(132,209)
Property, plant, and equipment, net	6,723,629

Intangible assets, net	31,772
Assets from risk management activities	671,161
Operating lease right-of-use assets, net	27,609
Goodwill	127,985
Other noncurrent assets	135,907
Total assets	$8,497,492

Liabilities and Member's Equity

Current liabilities:
Current portion of long-term debt	$8,474
Accounts payable and accrued expenses	189,495
Liabilities from risk management activities	414,666
Deferred revenue	6,243
Other current liabilities	25,310
Total current liabilities	644,188

Long term debt	3,194,168
Liabilities from risk management activities	659,818
Asset retirement obligations	68,502
Operating lease liabilities	28,092
Other long term liabilities	12,799
Total liabilities	4,607,567

Member's equity	3,889,925

Total liabilities and member's equity	$8,497,492

See accompanying notes to the consolidated financial statements

2

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Consolidated Statement of Operations

For the period from August 9, 2024 to December 31, 2024

(In thousands)

Revenues:
Energy and capacity revenues	$494,471
Gain on risk management activities	15,384
Other revenue	12,290
Total revenues	522,145

Operating expenses:
Fuel and transportation	190,142
Gain on risk management activities	(103,706)
Operating and maintenance	139,565
General and administrative	38,900
Depreciation	132,209
Accretion	2,097
Total operating expenses	399,207

Operating income	122,938

Interest expense, net	(130,811)
Other loss, net	(9,005)
Net loss	$(16,878)

See accompanying notes to the consolidated financial statements

3

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Consolidated Statement of Member's Equity

For the period from August 9, 2024 to December 31, 2024

(In thousands)

Total
member's
equity
Balances at August 9, 2024	$4,530,636
Net loss	(16,878)
Capital contribution	9,820
Distributions	(633,653)
Balances at December 31, 2024	$3,889,925

See accompanying notes to the consolidated financial statements

4

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Consolidated Statement of Cash Flows

For the period from August 9, 2024 to December 31, 2024

(In thousands)

Cash flows from operating activities:
Net loss	$(16,878)

Adjustments to reconcile net income to net cash used in operating activities:
Loss on disposal of assets	2,516
Gain on insurance proceeds for damage to equipment	(1,069)
Loss on debt extinguishment	16,478
Depreciation	132,209
Amortization of intangible assets	628
Amortization of right-of-use assets	594
Amortization of deferred financing costs	3,347
Risk management activities	(346,699)
Accretion	2,097
Change in assets and liabilities:
Increase in accounts receivable	(4,774)
Decrease in accounts receivable - affiliate	1,528
Decrease in inventory	2,484
Increase in prepaid expenses	(5,516)
Increase in deposits	(1,256)
Decrease in other current assets	2,655
Increase in other noncurrent assets	(2,923)
Increase in accounts payable and accrued expenses	13,356
Increase in deferred revenue	6,243
Increase in other current liabilities	25,310
Decrease in operating lease liabilities	(111)
Decrease in other long term liabilities	(4,605)
Net cash used in operating activities	(174,386)

Cash flows from investing activites:
Capital expenditures	(19,685)
Insurance proceeds received for damage to equipment	1,069
Net cash used in investing activities	(18,616)

Cash flows from financing activities:
Proceeds from issuance of short term debt	21,000
Proceeds from issuance of long term debt	3,250,000
Principal payments on long term debt	(2,491,742)
Debt issuance costs	(67,330)
Capital contributions	9,820
Cash distributions	(633,653)
Net cash provided by financing activities	88,095

Net change in restricted cash	(104,907)
Restricted cash, beginning of period	164,405
Restricted cash, end of period	$59,498

Supplemental disclosure of cash flow information:
Cash paid for interest	$94,366

See accompanying notes to the consolidated financial statements

5

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

(1)	Organization

Lightning Power, LLC (Company), a Delaware limited liability company, was formed on June 21, 2024 to own, finance, develop, and manage a diverse portfolio of power generation facilities across the United States and is wholly owned by Lightning Power Holdings, LLC (Lightning Holdings). Lightning Holdings is directly owned by Fund III Lightning Holdings, LLC (Fund III Holdings) and Gridiron Holdings, LLC (Gridiron Holdings). Fund III Holdings and Gridiron Holdings own 68% and 32%, respectively, Class A common units of Lighting Holdings. Fund III Holdings is indirectly owned, through various holding companies, by Granite Energy, LLC (Granite) and Helix Generation, LLC (Helix). Gridiron Holdings is indirectly owned, through various holding companies, by Gridiron Energy, LLC (Gridiron).

On August 9, 2024, Gridiron, Helix, and Granite contributed 100% ownership interest in their respective generation facilities to the Company. Additionally on the same date, Helix contributed 100% ownership in Rise Light & Power, LLC and subsidiaries (Rise), which was formed to identify, evaluate, and develop investment opportunities within the power industry (collectively, “Contribution Transaction”) (See Note 3). Rise maintains its dedicated workforce.

These consolidated financial statements reflect the period from August 9, 2024 through December 31, 2024 in accordance with the Contribution Transaction. These consolidated statements reflect all Company activity, which began with the Contribution Transaction.

The Generation Facilities that were included in the Company during 2024 are described below:

Generation Facilities	Location	Size	Year operational	Type
Springdale Energy, LLC	Springdale, PA	700 MW	1999-2003	Simple & Combined Cycle
Gans Energy, LLC	Gans, PA	96 MW	2000	Simple Cycle
Chambersburg Energy, LLC	Chambersburg, PA	100 MW	2001	Simple Cycle
Aurora Generation, LLC	Aurora, IL	1,050 MW	2001	Simple Cycle
Rockford Generation, LLC	Rockford, IL	550 MW	2000/2002	Simple Cycle
Armstrong Power, LLC	Shelocta, PA	780 MW	2002	Simple Cycle
Troy Energy, LLC	Luckey, OH	780 MW	2002	Simple Cycle
Helix Ironwood, LLC	Lebanon, PA	760 MW	2001	Combined Cycle
LSP University Park, LLC	University Park, IL	580 MW	2002	Simple Cycle
University Park Energy, LLC	University Park, IL	330 MW	2001	Simple Cycle
Wallingford Energy, LLC	Wallingford, CT	340 MW	2002	Simple Cycle
Riverside Generating Company, LLC	Lousia, KY	950 MW	1999	Simple Cycle
Doswell Limited Partnership	Hanover County, VA	1210 MW	2001, 1992	Simple & Combined Cycle
Helix Ravenswood, LLC	Queens, NY	2002 MW	1963	Simple & Combined Cycle
Ocean State Power LLC	Burrillville, RI	600 MW	1990	Combined Cycle

6	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

(2)	Summary of Significant Accounting Policies

(a)	Basis of presentation

The consolidated financial statements and related notes are presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). These consolidated financial statements reflect the consolidated balance sheet as of December 31, 2024, consolidated statements of operations, member’s equity, and cash flows of the Company for the period from August 9, 2024 to December 31, 2024. All intercompany transactions have been eliminated in the consolidated financial statements.

The reporting period begins on August 9, 2024, which is the date the equity interests of Granite, Gridiron, and Helix were contributed to the Company (See Note 3).

These consolidated financial statements and notes reflect the Company’s evaluation of events occurring subsequent to December 31, 2024, through May 5, 2025, the date the consolidated financial statements were issued.

(b)	Use of Estimates

Management makes estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities and reported amounts of revenues and expenses to prepare the consolidated financial statements in conformity with U.S. GAAP. The most significant of these estimates and assumptions relate to the valuation of acquired assets and assumed liabilities in connection with business combination, derivative instruments, and asset retirement obligations. Actual results could differ materially from those estimates.

(c)	Restricted Cash

Restricted cash consists of amounts that are restricted under the terms of certain financing agreements from transfer or dividend until such time as certain conditions are met. Such restricted cash is used primarily for operating expenses and debt service.

(d)	Accounts Receivable

Accounts receivable primarily consists of amounts owed to the Generation Facilities for electric energy delivered to independent system operators (ISO), including PJM Interconnection LLC (PJM), ISO-New England Inc. (ISO-NE), and New York Independent System Operator (NYISO) under the energy management agreements (see Note 8a). Accounts receivable also consists of amounts owed to the Generation Facilities from the ISOs for delivered capacity, as well as for hedge settlement fuel sales, and bilateral capacity settlements from energy marketers or other counterparties.

(e)	Allowance for Doubtful Accounts

Management establishes reserves on accounts receivable if it becomes probable that the Company will not collect part of the outstanding accounts receivable balance. Management reviews collectability and establishes or adjusts its allowance using the specific identification method.

7	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

(f)	Inventory

Inventory consists of fuel oil, natural gas, and spare parts used in the production of electricity. Inventory is stated at the lower of weighted average cost or net realizable value. The carrying value of both fuel oil and natural gas inventories will be recovered with normal profits in the ordinary course of business through the generation and sale of energy. As of December 31, 2024, spare parts inventory, natural gas, and fuel oil were $74.2 million, $521 thousand, and $47.8 million, respectively.

(g)	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated remaining useful lives of individual assets or classes of assets. Plant and equipment are depreciated over the estimated useful life of the power generation facilities for 20 years. The estimated useful life for computer software is 3 years, computer hardware is 5 years, vehicles are 5 years, warehouse storage structure is 10 years, mechanical and electrical tools are 5 years and office equipment and furniture and fixtures are 7 years. Property, plant, and equipment also includes capital spares inventory available for use in planned major maintenance. Additions and improvements extending asset lives beyond their remaining estimated useful lives are capitalized, while repairs and maintenance, including planned major maintenance and capital spares, are charged to expense as incurred.

(h)	Impairment of Long-Lived Assets

In accordance with FASB ASC 360, Property, Plant, and Equipment, long-lived assets and intangible assets with determinable useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets and would be charged to earnings. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the costs to sell.

(i)	Intangible Assets

On Acquisition Date, the Company recorded an asset management agreement at fair value. The contract is recorded as an intangible asset on the accompanying consolidated balance sheet. The intangible asset is being amortized using the straight-line method over the term of the contract as a reduction in Energy and capacity revenues on the accompanying consolidated statement of operations. Amortization of the intangible asset for the period from August 9, 2024 to December 31, 2024 totaled $628 thousand. Amortization for each of the next five years is $1.6 million.

8	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

(j)	Goodwill

Goodwill represents, at the time of an acquisition, the amount of the purchase price paid in excess of the fair value of the net assets acquired (See Note 4). In accordance with FASB ASC 350, Intangibles— Goodwill and Other (ASC 350), the Company will evaluate goodwill for impairment on an annual basis and when events warrant an assessment.

(k)	Asset Retirement Obligations

In accordance with ASC 410, Asset Retirement Obligations and Environmental Obligations, the Company recognizes the fair value of the liability for asset retirement obligations in the period in which it is incurred if a reasonable estimate of fair value can be made. An amount equal to the present value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the useful life of the asset. The liability is accreted through charges to Accretion in the accompanying consolidated statement of operations. If the obligation is settled for an amount other than the carrying amount of the liability, a gain or loss is recognized upon settlement. As of December 31, 2024, the Company has a liability of approximately $68.5 million for asset retirement obligations to provide for the future removal and dismantling of certain generation facilities. Accretion expense was $2.1 million for the period from August 9, 2024 to December 31, 2024.

(l)	Leases

In accordance with FASB ASC 842, Leases, the Company evaluates each contract at inception to determine if it contains a lease. The Company considers a contract to be a lease when an asset is either explicitly or implicitly identified in the contract; and the contract conveys to the Company the right to control the use of the identified asset during the contract period. Operating leases are included in Operating lease right-of-use assets, net and Operating lease liabilities in the Company’s consolidated balance sheet.

Operating lease right-of-use assets represent our right to use an underlying asset for the lease term, and operating lease liabilities represent our obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Renewal options that are reasonably certain to be exercised are included in the lease term. In determining the present value of the future lease payments, the Company uses the incremental borrowing rate, which is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, over a similar term an amount equal to the payments for the lease. Short-term leases, leases with a term of 12 months are less at inception, are not recorded on the Company’s consolidated balance sheet. Lease expenses for all operating leases are expensed on a straight-line basis over the lease term on the Company’s consolidated statement of income. (See Note 9).

9	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

(m)	Debt Issuance and Deferred Financing Costs

Debt issuance and deferred financing costs are amortized over the term of the Company’s financing arrangements using effective interest method. Unamortized debt issuance and deferred financing costs are reflected as a components of Current portion of long term debt and Long term debt on the accompanying consolidated balance sheet.

(n)	Regional Greenhouse Gas Initiative Allowances

Certain Generation Facilities are located in states that participate in the Regional Greenhouse Gas Initiative (RGGI) to reduce greenhouse gas emissions. The Company is required to possess RGGI allowances equal to its CO2 emissions over a three-year control period. The Company must hold allowances equal to 50% of its emissions during each interim control period (the first two calendar years of each three-year control period), and 100% of all three years’ allowances must be surrendered by March 1 after the three-year control period. The Company records RGGI allowances as other current assets or other current liabilities at the weighted-average cost or fair market value, respectively, on the accompanying consolidated balance sheet.

Due to market fluctuations in value, the value of the liability for the RGGI allowances recorded on the Company’s accompanying consolidated balance sheet may not reflect the final cost of the surrendered RGGI allowances. RGGI allowances are charged to Fuel and transportation on the accompanying consolidated statement of operations when the Generation Facility operates. As of December 31, 2024, the Company had a RGGI allowance liability of $23.3 million, which is included in Other current liabilities on the accompanying consolidated balance sheet. For the period from August 9, 2024 to December 31, 2024, RGGI allowance expense was $16.7 million, which is reflected as a component of Fuel and transportation expense in the accompanying consolidated statement of operations.

The Company enters into futures contracts whereby the Company agrees to purchase RGGI allowances at a fixed price to be physically delivered on a future date. These contracts meet the definition of a derivative in accordance with ASC 815, Derivatives and Hedging (ASC 815) (see Note 11).

10	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

(o)	Revenue Recognition

Capacity revenue is recognized over time as the Company satisfies its performance obligation of maintaining available generation capacity at negotiated contract terms. Energy revenue consists of physical and financial transactions and is recognized when the performance obligation is satisfied upon delivery of electricity to customers. Physical transactions are recorded on a gross basis in accordance with ASC 606, Revenue from Contracts with Customers (ASC 606), as the Company controls the specified electricity before transfer to customers. The Company has elected to apply the practical expedient to recognize revenue in the amount it has the right to invoice for both capacity and energy revenue, as this represents the value transferred to customers. For the period from August 9, 2024 to December 31, 2024, capacity revenue amounted to $162.6 million, which is reflected as a component of Energy and capacity revenues in the accompanying consolidated statement of operations.

(p)	Derivative Financial Instruments

The Company enters into agreements that meet the definition of a derivative in accordance with ASC 815. These agreements are entered into to mitigate or eliminate market and financial risks. ASC 815 provides for three different ways to account for derivative instruments: (i) as an accrual agreement, if the criteria for the “normal purchase normal sale” exception are met and documented;(ii) as a cash flow or fair value hedge, if the specified criteria are met and documented; or (iii) as a mark-to-market agreement with changes in fair value recognized in current period earnings. All derivative instruments that do not qualify for the normal purchase normal sale exception are recorded at fair value in risk management assets and liabilities on the accompanying consolidated balance sheet.

11	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

If designated as a cash flow or fair value hedge, the Company documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy. This process includes linking all derivatives that are designated as hedges to specific assets or liabilities on the accompanying consolidated balance sheets or to forecasted transactions. The Company also assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. This could occur when: (1) it is determined that a derivative is no longer effective in offsetting changes in the cash flows of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; or (3) the derivative is discontinued as a hedging instrument, because it is unlikely that a forecasted transaction will occur. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge of cash flows, the derivative will continue to be carried at fair value on the accompanying consolidated balance sheet and the gains and losses that were accumulated in other comprehensive income are recognized immediately or over the remaining term of the forecasted transaction in the accompanying consolidated statement of operations.

Changes in the fair value of derivative instruments are either recognized in the accompanying consolidated statement of operations or consolidated statement of comprehensive income as a component of other comprehensive income, depending upon their use and designation.

Gains and losses related to transactions that qualify for hedge accounting are recorded in the accompanying consolidated statement of comprehensive income as a component of other comprehensive income and shown in the aggregate in accumulated other comprehensive income (AOCI) in the accompanying consolidated statement of member’s equity and will flow through the accompanying consolidated statement of operations in the period the hedged item affects earnings.

Otherwise, any gains and losses resulting from changes in the market value of the derivative instruments contracts are recorded in the accompanying consolidated statement of operations in the current year.

The Company has no items of other comprehensive income for the period presented and, accordingly, comprehensive income is equal to net income.

12	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

(q)	Fair Value Measurements

Fair value, as defined in ASC 820, Fair Value Measurements and Disclosures (ASC 820), is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company primarily applies the market approach for recurring fair value measurements and endeavors to utilize the best available information. Accordingly, the valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

(r)	Fair Value of Financial Instruments

The carrying amounts of Restricted cash, Accounts receivable, and Accounts payable and accrued expenses are equal to or approximate their fair values due to the short-term maturity of those instruments.

Long-term debt consists of a variable term loan and fixed rate notes. The carrying value and fair value of the variable term loan were both $ 1.75 billion as of December 31, 2024, as the interest rates are variable. The carrying amount and fair value of the fixed rate notes were $1.5 billion and $1.44 billion, respectively.

(s)	Equity Method Investments

In accordance with ASC 323, Investments Equity Method and Joint Ventures, the Company applies the equity method of accounting to investments in which it has significant influence, but not a controlling financial interest (see Note 5). Under the equity method, the Company initially records the investment at cost and adjusts the carrying amount to recognize the Company's share of the earnings or losses of the investee after the acquisition date. The Company's share of the investee's earnings or losses is recognized in the Company's income statement. Distributions received from the investee reduce the carrying amount of the investment. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.

(t)	Income Taxes

The Company consists of entities that have been organized as a limited liability company and is treated as a disregarded entity for federal and state income tax purposes. Therefore, federal and state income taxes are assessed at the member’s level.

13	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

(u)	Concentrations of Credit and Market Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of restricted cash, accounts receivable, and derivatives. Restricted cash accounts are generally held at major institutions. Accounts receivable is concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic, industry, or other conditions.

The Company is exposed to credit losses in the event of noncompliance by counterparties on its derivative financial instruments. The counterparties to these transactions are major financial institutions. The Company does not require collateral or other security to support its financial instruments with credit risk. For the period August 9, 2024 to December 31, 2024, 93%, 2%, and 5% of revenues consisted of sales to ISOs, bilateral sales, and hedge settlements, respectively. All revenues are subject to geographical market risks.

(v)	Risks and Uncertainties

The Company is subject to a variety of factors, including the economy, the regulatory environment, the electricity markets, and the availability of capital resources. As with any power generation facility, operations of the Company’s Generation Facilities involve risk, including the performances of the facilities below expected levels of efficiency and output, shut downs due to the breakdown or failure of equipment or processes, violations of permit requirements, operator error, labor disputes, weather interferences, or catastrophic events such as fires, earthquakes, floods, explosions, pandemics, or other similar occurrences affecting a power generation facility or its power purchasers. The occurrence of any of these events could significantly reduce or eliminate revenues generated by the facilities or significantly increase the expenses of the facilities, adversely impacting the Company’s ability to make payments of principal and interest on its debt when due.

14	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

(w)	Commitments and Contingencies

In accordance with ASC 450, Contingencies, the Company records a loss contingency for matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Loss contingency reserves are based on estimates and judgments made by management with respect to the likely outcome of matters, including any applicable insurance coverage for litigation matters, and are adjusted as circumstances warrant. These estimates and judgments could change based on new information, changes in laws or regulations, changes in management’s plans or intentions, the outcome of legal proceedings, settlements or other factors.

Additionally, the Company follows the guidance of ASC 460, Guarantees (ASC 460), for disclosing and accounting of guarantees and indemnifications entered into during the course of business. When a guarantee or indemnification subject to ASC 460 is entered into the estimated fair value of the guarantee or indemnification is assessed. Some guarantees and indemnifications could have a financial impact under certain circumstances. Management considers the probability of such circumstances occurring when estimating fair value.

(3)	Acquisition

On August 9, 2024 (Acquisition Date), the Company acquired 100% interest in certain generation facilities in connection with the Contribution Transaction (See Note 1). The Company was the accounting acquirer in the transaction as it was a substantive entity and obtained controlling financial interests, as defined in ASC 810, in each of the Generation Facilities via the contribution of their equity in exchange for the equity of the Company, and the transaction was not among entities under common control. The Company recognized transaction costs of approximately $8.8 million within selling, general, and administrative expenses in the consolidated statement of operations.

In accordance with ASC 805, Business Combinations (ASC 805), the acquisition was determined to be a business combination and the acquired assets and assumed liabilities were recorded at fair value, which resulted in Net assets acquired of $4.5 billion as of the Acquisition Date. The excess of the purchase price over the fair value of identifiable net assets acquired was recorded as goodwill (See Note 4).

Fair values were determined primarily by an independent third-party valuation. The measurement approach utilized to fair value the assets acquired was the income approach using a discounted cash flow model for property, plant and equipment, intangible assets and asset retirement obligations. The fair values of property, plant and equipment, intangible assets, as well as other assets and liabilities have been finalized based on the facts and circumstances that existed as of the Acquisition Date. The fair value of long term debt approximated its book value as of August 9, 2024 as the interest rates are variable, with the exception of fixed rate notes (See Note 10). Derivative instruments were valued in accordance with the Company’s policy as of the acquisition date. For the remaining of the net assets acquired, book value approximated fair value given the short-term nature and quick turn of the related assets and liabilities.

15	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

The following table summarizes the fair values of assets acquired and liabilities assumed at the Acquisition Date (in millions):

Assets Acquired:
Restricted cash	$164
Accounts receivable	101
Inventory	125
Loan receivable	133
Other current assets	249
Intangible assets	32
Goodwill	128
Property, plant, and equipment	6,836
Other noncurrent assets	314
Total assets acquired	8,082

Liabilities Assumed:
Accounts payable and accrued expenses	176
Short term debt	13
Other current liabilities	306
Asset retirement obligations	66
Long term debt	2,460
Other noncurrent liabilities	531
Total liabilities assumed	3,552

Net asset acquired	4,530

16	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

(4)	Goodwill

As part of the business combination completed on Acquisition Date and accounted for under ASC 805, the Company recognized goodwill of $128 million.

The recognized goodwill is predominantly attributable to the acquired Rise development platform that did not meet the recognition criteria for separate identifiable intangible assets under ASC 805 and ASC 350. The development platform incorporates the underlying processes, expertise, and capabilities that enable Rise to utilize interconnection and other arrangements of a certain generation facility for future growth initiatives. While not separately recognizable under U.S. GAAP, these initiatives represent significant future economic benefits expected to be derived from the integration of the acquired development platforms.

Management applies judgment in assessing the recoverability of goodwill. Goodwill is not amortized but is subject to an annual impairment test in accordance with ASC 350, or more frequently if events or changes in circumstances indicate potential impairment.

(5)	Equity Method Investment

The Company holds a 16.3% equity interest in Attentive Energy LLC (Attentive). The Company accounts for this investment using the equity method of accounting as the Company exercises significant influence, but not control over the Attentive's operating and financial policies. At the Acquisition Date, the Company performed a fair value assessment of this investment and determined the fair value to be $0. There was no material operating activity in Attentive from the Acquisition Date through December 31, 2024 and the investment's carrying value remained at $0 as of December 31, 2024. See Note 7 regarding loan receivable from Attentive.

(6)	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. As of December 31, 2024, Property, plant and equipment, net consisted of the following (in thousands):

Land and improvements	$100,440
Plant and equipment	6,683,094
Capital spares	46,933
Computer software and hardware	922
Office furniture and equipment	240
Equipment and tools	735
Construction in progress	23,066
Warehouse storage	162
Vehicles	246
Total property, plant and equipment	6,855,838
Accumulated depreciation	(132,209)
Property, plant and equipment, net	$6,723,629

17	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

For the period from August 9, 2024 to December 31, 2024, depreciation expense for property, plant and equipment was approximately $132.2 million.

(7)	Other Noncurrent Assets

Other noncurrent assets primarily consists of initial loan that was made by Rise to Attentive. The loan accrues interest at 7% per annum and expires December 31, 2027. As of December 31, 2024, the Company had a loan receivable of $135.9 million plus accrued interest.

(8)	Facility and Contract Commitments

(a)	Energy Management Agreements

The Company has entered into several energy management agreements (EMAs) with various counterparties to provide comprehensive power management services, including scheduling, dispatch, and delivery of energy, as well as fuel and risk management services for its generation facilities. These counterparties are responsible for scheduling the natural gas supply required to operate the respective generation facilities and coordinating the sale of power, capacity, and ancillary services.

For the period from August 9, 2024 to December 31, 2024, the Company incurred costs under the EMAs of $1.5 million, which is recorded in General and administrative expense on the accompanying consolidated statement of operations.

(b)	Operation and Maintenance Agreements

The Company has entered into several operations and maintenance (O&M) agreements with various counterparties to provide comprehensive operation and maintenance services for its generation facilities. Under these agreements, the Company pays a fixed monthly operating fee, which is subject to an annual adjustment based on specified indices. Additionally, the Company pays an annual incentive fee and reimburses the operators for all labor costs, including payroll, related taxes, and other incurred costs.

For the period from August 9, 2024 to December 31, 2024, the Company incurred fixed costs under the O&M agreements of $2.0 million, which are recorded under General and administrative expenses, and incurred $ 27.5 million of other labor costs, which is recorded in Operating and maintenance expense in the accompanying consolidated statement of operations. Under the terms of a certain agreement, the Company issued Letters of Credit (LOC) in the amount of $2.5 million.

(c)	Asset Management and Fuel Supply Agreements

The Company has entered into several asset management and fuel supply agreements with various counterparties to provide fuel transportation and management services to the Generation Facilities. The following summarizes the terms in those agreements:

Certain Generation Facilities have separate fuel supply agreements with Sequent Energy Management, L.P. (Sequent). This agreement calls for Sequent to provide certain fuel management services and to be the gas supplier to the plant. Quantities purchased will be agreed between the plant and Sequent on the applicable pipelines and will be priced according to the transaction confirm in the contract.

18	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

Certain Generation Facilities have separate fuel supply agreements with NRG Business Marketing, LLC (NRG). This agreement calls for NRG to provide certain fuel management services and to be the gas supplier to the plant. Quantities purchased will be agreed between the plant and NRG on the applicable pipelines and will be priced according to the transaction confirm in the contract.

Springdale Energy, LLC (Springdale) has an asset management with Range Resources-Appalachia, LLC (Range). The Company shall release to Range the firm transportation capacity an amount specified in the agreement. Range agrees to pay the Company for each month of the term of the released capacity. Released capacity must be used by Range to first serve gas supply obligations to Springdale to the delivery point and shall have the right to utilize the remainder for its purposes.

Chambersburg Energy, LLC has a fuel supply agreement with Shell Energy North America (US), L.P. (Shell). This agreement calls for Shell to schedule gas with Texas Eastern Transmission Corporation for deliveries to the delivery points. This contract may be terminated on 30 Days written notice but shall remain in effect until the expiration of the latest delivery period.

Riverside Generating Company, LLC has a fuel supply agreement with NextEra Energy Marketing, LLC (NextEra). This agreement calls for NextEra to schedule gas with Tennessee Gas Pipeline Company, LLC for deliveries to the delivery points. This contract expires October 31, 2025 and has automatic one year renewal periods until either party cancels.

Armstrong has a call option agreement with BP Energy Company to buy natural gas at an index price plus transportation charges for a maximum daily amount specified in the agreement. For the period from August 9, 2024 to December 31, 2024, the Company incurred costs under the physical gas call option agreements of $974 thousand, which is recorded in Fuel and transportation expense in the accompanying consolidated statement of operations.

For the period from August 9, 2024 to December 31, 2024, the Company incurred costs under the asset management and fuel supply agreements of $152.5 million, which is recorded in Fuel and transportation expense in the accompanying consolidated statements of operations. Under the terms of a certain agreement, the Company issued a LOC in the amount of $400 thousand.

(d)	Gas Transportation and Storage Agreements

Certain Generation Facilities have firm gas transportation and storage agreements with various counterparties. These agreements call for the counterparties to deliver natural gas, not to exceed the daily maximum, to a specific interconnection point, specified in the respective agreements.

19	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

Helix Ravenswood, LLC (Ravenswood) has gas transportation, balancing service, and fuel oil agreements with Consolidated Edison Company of New York, Inc. (“Con Edison”). The gas transportation and balancing service agreement with Con Edison allows for an agreed upon amount per day, with Ravenswood paying fixed and variable charges, continuing month-to-month unless terminated. The fuel oil supply agreement with Con Edison involves Ravenswood supplying, storing, and handling fuel oil, with Con Edison paying handling fees and costs based on delivery quantities, expiring in 2098 or when certain facilities cease operations. Furthermore, Ravenswood has a contract with Con Edison and NYISO to use fuel oil instead of natural gas for electricity generation, with NYISO providing fixed monthly payments. During the period from August 9, 2024 to December 31, 2024, the Company earned $9.5 million, which are recorded as Other revenue on the accompanying consolidated statement of operations.

For the period from August 9, 2024 to December 31, 2024, the Company incurred costs under the gas transportation agreements of $24.7 million, which is recorded in Fuel and transportation expense in the accompanying consolidated statements of operations. Under the terms of certain agreements, the Company issued LOCs totaling $29.3 million.

(e)	Equipment Maintenance Agreements

Helix Ironwood, LLC (Ironwood) has a term warranty contract (TWC) with Siemens Energy, Inc. (Siemens) for outage procedures on turbine and generator components, expiring at the earlier of a major inspection or December 31, 2049, with fees based on time and milestones and paid quarterly. The long-term service agreements (LTSA) with GE International (GE) for Armstrong Power, LLC (Armstrong) and Troy Energy, LLC (Troy) expired December 2024. Armstrong has a maintenance service agreement (MSA) with GE that expires in December 2027 and can be renewed on mutual agreement. Troy's MSA with GE expired December 2024. The MSA is a bundled service agreement that involves fixed quarterly fees. Springdale's long-term service agreement with Siemens, expiring by the third major outage or December 31, 2032, includes similar fee structures and potential extensions.

Doswell Limited Partnership (Doswell) and Siemens has an LTSA that provides for outage procedures on certain combustion turbine components. The LTSA term expires on the earlier of the date on which the scheduled 2nd major outage procedures have been completed or September 28, 2030. Doswell pays for these services on a monthly basis based on operating hours multiplied by a contracted rate, subject to escalation, as well as pay periodic fixed milestone payments.

Ravenswood has a contractual services agreement (CSA) with GE for outage procedures on gas combustion turbine components, expiring at the earlier of the fourth major outage or 225,000 operating hours, or October 3, 2036. Initially, Ravenswood makes quarterly payments in arrears based on operating hours at a contracted rate, subject to escalation.

Payments for LTSAs, TWC, and CSA are deferred as prepaid expenses until maintenance occurs, while Armstrong and Troy's payments are expensed quarterly. For the period from August 9, 2024 to December 31, 2024, the Company made payments totaling $11.6 million under the TWC, MSAs, and LTSAs. The Springdale LTSA and Ironwood TWC costs incurred have exceed the cumulative payments made and accordingly the net excess in the amounts of $9.9 million and $12.8 million is reflected as a component of Accounts Payable and accrued expenses and Other long term liabilities, respectively, in the accompanying consolidated balance sheets. Conversely, the Ravenswood CSA and Doswell LTSA payments made have exceeded the cumulative costs and accordingly the net excess in the amounts of $14.2 million is reflected as a component of Other current assets in the accompanying consolidated balance sheet.

20	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

(f)	Capacity Agreements

The Company has several agreements to sell capacity to various counterparties. These agreements enable certain Generation Facilities to sell to various counterparties a fixed quantity of capacity at a fixed price for a certain period of time.

(g)	Electric and Gas Interconnection Agreements

The Company has electric interconnection agreements with PJM, ISO -NE, Con Edison, National Grid and other counterparties that connect the Generation Facilities to the electrical power grid. The agreements continue in effect indefinitely until terminated. The Company has gas interconnection agreements with various counterparties that connect the Generation Facilities to their respective natural gas pipelines. The agreements continue in effect indefinitely until terminated. For the period from August 9, 2024 to December 31, 2024, the Company did not incur maintenance costs relating to the electric and gas interconnection agreements.

The Company has various long term contractual and commercial commitments of which the significant contracts have been discussed in this note and note 6, which further discusses lease agreements. The following table summarizes the obligations with respect to the significant contractual and commercial commitments, including lease agreements, as of December 31, 2024 (in thousands):

	Less than	2 to 3	4 to 5	More than
Contractual obligations	1 year	years	years	5 years	Total
Energy management agreements	$3,843	7,783	7,917	62,435	81,978
Operation and maintenance agreements	3,677	7,651	8,064	73,388	92,780
Equipment maintenance agreements	26,238	57,365	66,300	331,448	481,351
Gas transportation agreements	51,245	100,563	99,485	615,519	866,812
Physical call option agreements	1,305	322	—	—	1,627
Lease agreements	2,492	5,004	4,769	28,730	40,995
Total	$88,800	178,688	186,535	1,111,520	1,565,543

21	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

(9)	Leases

The Company has various operating leases for land, storage, and office equipment. These include a lease for 21.2 acres of land from Rock River Valley Industrial Park, Inc. for the Rockford generation facility, which includes easements for operating a simple cycle generation facility. This lease, expiring on December 31, 2039, is payable on an annual basis subject to a 3% escalation. Additionally, the Company leases 8.5 acres from the Town of Wallingford, expiring in January 2040, and holds several land leases for the Riverside generation facility, expiring in 2040 and 2041, with monthly payments subject to escalation.

For office space, the Company entered into a 5-year and 6-year lease on December 30, 2021, which includes a 5-year renewal option. Lease payments are made monthly, and renewal options that are reasonably certain to be exercised are included in the lease term. The Company does not have any leases with variable payments or residual value guarantees.

As of December 31, 2024, annual payments based on the maturities of the Company’s operating leases are expected to be as follows (in thousands):

Lease cost (in thousands)
Operating lease cost	$1,165
Short-term lease cost	152
Total lease cost	$1,317

Other information (in thousands):
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$968
Weighted-average remaining lease terms (in years)	15
Weighted-average discount rate	5.17%

As of December 31, 2024, annual payments based on the maturities of the Company’s operating leases are expected to be as follows (in thousands):

2025	$2,491
2026	2,553
2027	2,451
2028	2,352
2029	2,417
Thereafter	28,728
Total operating lease payments	40,992
Less: present value adjustment	(12,900)
Total operating lease liabilities	$28,092

22	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

(10)	Financing Arrangements

On Acquisition Date, the Company assumed existing debt obligations with a principal amount of $2.5 billion as part of the acquisition (See Note 3). The assumed debt consisted of $2.1 billion in variable rate loans with interest rates based on SOFR plus spreads ranging from 2.75% to 4.75%, and $458 million in fixed rate notes with interest rates of 5.64%. In accordance with ASC 805, the variable rate loans were recorded at their carrying value as their carrying value approximated fair value at the Acquisition Date. On Acquisition Date, the fixed rate notes were recorded at their fair value of $441 million.

On August 16, 2024 (Finance Date), the Company established new financing arrangements to facilitate the repayment of the long term debt assumed in the Acquisition (See Note 3), pay transaction costs, pay to partially offset certain commodity derivatives (See Note 11), and make a $513.8 million distribution. The loss on debt extinguishment of $17 million on the fixed rate notes was recognized in Interest expense, net in the accompanying consolidated statement of operations.

Our financing arrangements consisted of the following as of December 31, 2024 (in thousands):

December 31,
2024
Term Loan	$1,728,125
Secured Notes	1,500,000
Revolving Facility	21,000
Unamortized debt issuance costs and discount	(63,983)
Total long-term debt	3,130,185
Current portion of Term Loan	17,500
Long-term debt, net of financing fees	3,202,642

(a)	Credit Agreement

On August 16, 2024, the Company entered into a credit agreement (Credit Agreement) with various lenders. The Credit Agreement consists of a term loan totaling $1.75 billion (Term Loan) and revolving loan facility of $600 million (Revolving Facility). The maturity date of the Term Loan and the Revolving Facility is August 16, 2031, and August 16, 2029, respectively. The interest rate for the Term Loan is equal to the SOFR rate plus a margin of 3.25%. The interest rate in effect at December 31, 2024 for the Term Loan was 7.58%.

Under the terms of the Credit Agreement, principal on the Term Loan is paid quarterly commencing on December 31, 2024, in an amount equal to 0.25% of the original outstanding principal. Each quarter, commencing in December 2025, a percentage, based on the first lien net leverage ratio, of the excess cash flows are applied to repay a portion of the outstanding Term Loan, after such, the Company is permitted, subject to meeting certain distribution conditions, to distribute the remaining excess cash. The Company is required to prepay the Term Loan with 25% of any remaining excess cash flow if the first lien leverage ratio exceeds 3.50 but is less than 4.25, 50% of any remaining excess cash flow if the first lien leverage ratio exceeds 4.25 but is less than 5.50, and 75% of any remaining excess cash flow if the first lien leverage ratio exceeds 5.50. Additionally for each quarter, the Company is required to maintain at least a 1.10 fixed charge coverage ratio.

23	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

Under the terms of the Credit Agreement, the Company includes the receipt of revenues, debt service payments and the payments for certain categories of expenses in one bank account. The Company has established the required bank account and has pledged all its rights, title and interest in the bank account as security for its payment obligations under the Credit Agreement.

As of December 31, 2024, there was $1.75 billion outstanding under the Credit Agreement and $60 million and $21 million of LOCs and borrowing, respectively, outstanding under the Revolving Facility.

As of December 31, 2024, the unamortized debt issuance and deferred financing costs totaled $64 million. The amortization of these costs is reflected as a component of Interest expense, net on the accompanying consolidated statement of operations. For the period August 9, 2024 to December 31, 2024, amortization of such costs totaled $3.3 million.

As of December 31, 2024, minimum principal payments for the next five years for the term loans are as follows (in thousands):

	2025	2026	2027	2028	2029
Minimum principal payments	$17,500	17,500	17,500	17,500	17,500

(b)	Notes Indenture

On August 16, 2024, the Company entered into an notes indenture with various lenders, which consists of senior secured notes (Secured Notes) totaling $1.5 billion with a maturity date of August 15, 2032. The fixed interest rate on the Secured Notes is 7.25% and is paid semi-annually in arrears on and of each year, commencing on February 15, 2025. The principal amount of the Secured Notes will be paid in full on maturity unless the Company chooses to early redeem.

(11)	Derivative Instruments and Hedging Activities

The Company enters into commodity derivatives to reduce its exposure to market fluctuations of energy prices and gas prices. The Company is a party to the following derivative instruments:

(a)	Heat Rate Call Options

The Company entered into several daily financial heat rate call option contracts with various counterparties. The contracts provided for receipt of fixed option premium payments by the Company, net of energy settlements based on a fixed heat rate, power reference index price, gas reference index price, and certain energy prices. The heat rate call option is marked to market with changes in fair value recognized in current period earnings.

24	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

(b)	Commodity Derivatives

The Company enters into various energy related derivatives to manage the commodity price risk associated with power revenue and fuel costs for the Generation Facilities, including:

a)	Power Swap Contracts, which require payments to or from counterparties based upon the difference between the contract and the market price for a predetermined notional amount. These contracts are used to manage commodity price risk associated with changes in the ISOs power prices.

b)	Gas Swap Contracts, which require payments to or from counterparties based upon the difference between the contract and the market price for a predetermined notional amount. These contracts are used to manage commodity price risk at multiple delivery points associated with changes in fuel prices.

c)	Capacity Contracts, which require payments from counterparties based upon the difference between the contract and the market price for a predetermined notional amount.

d)	Option Contracts, which provide the Company the ability to buy or sell power at a fixed price.

e)	RGGI Contracts, which two parties agree to exchange a fixed number of allowances of a certain vintage year at a fixed price for a specific delivery month.

On Finance Date, the Company entered into an agreement with a counterparty to enter into new power and gas swap contracts that had the economic effect of bringing certain existing power and gas swap contracts to an overall net value of zero while maintaining original counterparty arrangements. The Company paid $245.6 million as part of this arrangement, which was recorded as risk management assets and liabilities.

The Power Swap Contracts, Gas Swap Contracts, Capacity Contracts, Option Contracts, Heat Rate Call Option Contracts, and RGGI Contracts are entered into as part of the Company’s overall hedging strategy with respect to commodity price risk associated with energy gross margin. The Company records changes in the fair value of the commodity derivatives in the accompanying consolidated statements of operations in the current period.

The Company’s outstanding net position as of December 31, 2024 is summarized in the following table (in thousands):

		2025	2026	2027	2028	2029
Power Swap Contracts (MWh)	Sell	15,706	9,294	7,879	—	—
Gas Swap Contracts (MMBTU)	Buy	121,594	71,056	56,995	—	—
Capacity Contracts (MW)	Sell	10,918	5,085	655	—	—
Call Options (MWh)	Sell	100,800	—	—	—	—
RGGI Futures Contracts (CO2 Tons)	Buy	315	1,500	2,500	—	—
Heat Rate Call Options (MW)	Sell	400	—	—	—	—

25	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

Fair Value Measurements

The following table sets forth by level within the fair value hierarchy the assets and liabilities of the Company that were accounted for at fair value on a recurring basis as of December 31, 2024. These assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. The three levels of the fair value hierarchy defined by ASC 820 are as follows:

•     Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•     Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and agreement prices for the underlying instruments, as well as other relevant economic measures. Substantially all these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace.

•     Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The following table presents assets and liabilities measured and recorded at fair value on the Company’s consolidated balance sheet and their level within the fair value hierarchy as of December 31, 2024 (in thousands):

	Fair value as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Commodity Derivatives	$—	57,184	—	57,184
Capacity Contracts	—	(1,333)	—	(1,333)
Call Options	—	(875)	—	(875)
Heat Rate Call Options	—	—	(44,047)	(44,047)
RGGI Contracts	—	10,117	—	10,117
Assets (liabilities) from risk management activities, net	$—	65,093	(44,047)	21,046

26	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

For the period from August 9, 2024 to December 31, 2024, the Company did not have any transfers between Levels 1, 2, or 3.

Fair value measurements using significant
unobservable inputs (Level 3)	2024
Balance – Beginning of Period – August 9, 2024	$(71,942)
Unrealized gain on risk management activities	18,963
Premiums	(13,589)
Settlements	22,521
Balance – Ending balance – December 31, 2024	$(44,047)

The following tables provide quantitative information for financial instruments classified as Level 3 in the fair value hierarchy for the period from August 9, 2024 to December 31, 2024:

			Average/
	Valuation		Range
	Technique	Significant Inputs	2024	Units
Heat rate call options	Model	Electricity regional prices	$51.81	Dollars/MWH
		Natural gas prices	$3.53	Dollars/MMBtu
		Power price volatility	36.7%
		Gas price volatility	52.3%

The following tables present information concerning the impact of derivative instruments on the accompanying consolidated balance sheets and consolidated statements of operations.

Impact of Derivative Instruments on the Accompanying Consolidated Balance Sheets

The following tables present the classifications and fair value of derivative instruments on the accompanying consolidated balance sheets as of December 31, 2024 (in thousands):

Instrument	Balance sheet location	2024
Derivatives not designated as hedging activities:
Call Options	Liabilities from risk-management activities – short term	$(875)
Heat rate call options	Liabilities from risk-management activities – short term	(44,047)
Commodity Derivatives	Assets from risk-management activities – short term	398,736
Commodity Derivatives	Assets from risk-management activities – long term	652,738
Commodity Derivatives	Liabilities from risk-management activities – short term	(349,842)
Commodity Derivatives	Liabilities from risk-management activities – long term	(644,448)
Capacity contracts	Assets from risk-management activities – short term	25,169
Capacity contracts	Assets from risk-management activities – long term	8,770
Capacity contracts	Liabilities from risk-management activities – short term	(19,902)
Capacity contracts	Liabilities from risk-management activities – long term	(15,370)
RGGI Contracts	Assets from risk-management activities – short term	464
RGGI Contracts	Assets from risk-management activities – long term	9,653
Total derivatives not designated as hedging activities		21,046
Total derivatives, net asset		$21,046

27	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

Impact of Derivative Instruments on the Accompanying Consolidated Statements of Operations

The following table presents the classification and amount of the gains and losses on derivative instruments in the accompanying consolidated statements of operations for the period from August 9, 2024 to December 31, 2024.The impact of derivative instruments that have not been designated as hedging instruments (in thousands):

	Location of gain (loss) recognized in income on	Amount of gain (loss) in income on derivative for the period ended December 31,
Instrument	derivatives	2024
Derivatives not designated as hedges:
Commodity derivatives - power	Gain on risk management activities	$(39,880)
Commodity derivatives - gas	Gain on risk management activities	103,706
Capacity contract	Gain on risk management activities	39,021
Heat rate call options	Gain on risk management activities	27,895
RGGI Contracts	Gain on risk management activities	(11,652)
Total gain in income on derivatives		$119,090

Offsetting of Derivative Assets and Liabilities

The Company has elected to present derivative assets and liabilities on the balance sheets by offsetting amounts that could be netted pursuant to agreements with the Company’s counterparties.

The following tables present the gross and net derivative assets and liabilities and shows the effect if the offsetting amounts were shown net pursuant to agreements with the Company’s counterparties on the accompanying consolidated balance sheet December 31, 2024 (in thousands):

		Offsetting
	Gross amounts not	amounts of
	offset in financial	derivative	Net amounts after
	statements as of	instruments as of	offset as of
	December 31, 2024	December 31, 2024	December 31, 2024
Assets from risk management activities	$1,095,530	(233,047)	862,483
Liabilities from risk management activities	(1,074,484)	233,047	(841,437)
Net risk management activities	$21,046	—	21,046

28	(Continued)

LIGHTNING POWER, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the period from August 9, 2024 to December 31, 2024

(12)	Related Party Transactions

The Company receives certain overhead administrative and management services from an affiliate. These costs are not allocated to the Company. For the period from August 9, 2024 to December 31, 2024, the Company made payments of $5.9 million to an affiliate for costs related to the operation and management of the Company, which are reflected under General and administrative in the accompanying statement of operations.

(13)	Member’s Equity

Profits, losses, and distributions are allocated in accordance with the provisions of the Company’s Limited Liability Company agreement. During the period from August 9, 2024 to December 31, 2024, the Company made contributions and distributions in the amount of $9.8 million and $633.7 million, respectively.

(14)	Commitments and Contingencies

The Company enters into contracts in the ordinary course of business that contain various representations, warranties, indemnifications, and guarantees. Some of the agreements contain indemnities that cover the other party’s negligence or limit the other party’s liability with respect to third-party claims, in which event the Company effectively indemnifies the other party. While there is the possibility of a loss related to such representations, warranties, indemnifications, and guarantees in the contracts and such loss could be significant, the Company considers the probability of loss to be remote. The Company, from time to time, is a party to certain other claims arising in the ordinary course of business. The Company is of the opinion that final disposition of these claims will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

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